Exhibit 99.2

UNITED STATES DISTRICT COURT

FOR THE NORTHERN DISTRICT OF GEORGIA

ATLANTA DIVISION

PARTNER SERVICES, INC., a subsidiary of SCANSOURCE, INC.,

Plaintiff
Civil Action No.
v.

AVANADE, INC.,
JURY TRIAL DEMANDED
Defendant.

COMPLAINT

Plaintiff Partner Services, Inc., a subsidiary of ScanSource, Inc. (“ScanSource” or the “Company”), for its complaint against Defendant Avanade Inc. (“Avanade”), alleges the following:

PRELIMINARY STATEMENT

1. This action arises from the fraud and other misconduct of Avanade, a software implementation company and subsidiary of global consulting firm Accenture, in misrepresenting its ability and intent to deliver a turn-key software solution to ScanSource, a leading wholesale distributor of specialty technology products.

2. Founded in 1992 with six employees, ScanSource now markets and distributes over 50,000 specialty technology products, from more than 250 vendors, to over 30,000 resellers in North America, Latin America and Europe. In 2008, ScanSource decided to pursue a company-wide strategic initiative to replace its aging and fragmented legacy computer systems infrastructure with a single, global enterprise resource planning (“ERP”) software solution that could meet ScanSource’s business needs and ensure its continued growth and expansion.

3. Given the extraordinary operational risks in replacing its core information technology systems – and because ScanSource had no prior experience implementing a global ERP system – ScanSource knew that it had to rely on a software consulting firm to provide the necessary resources, skills and experience to lead, manage and deliver the implementation. To that end, ScanSource undertook a rigorous 16-month due-diligence ERP selection process, working closely with potential vendors to select the appropriate ERP solution and retain an appropriately skilled and experienced consulting firm to successfully implement it.

4. Fully aware that a timely and successful ERP implementation was critical to ScanSource’s strategic business plan, Avanade falsely represented that it had the necessary skills and experience to deliver an on-time and on-budget global ERP solution that would meet the Company’s business requirements. Avanade further misrepresented to ScanSource that Microsoft Dynamics AX 2009 software (“Microsoft AX”) was the appropriate ERP solution for ScanSource because (i)

that software was easily customizable, and (ii) Avanade had the skilled resources necessary to perform the software customization that would meet the Company’s functional needs.

5. In fact, at the time it made these misrepresentations, Avanade knew that it lacked the resources and experience necessary to deliver a successful Microsoft AX implementation for a company of ScanSource’s size and complexity. Avanade also knew, or should have known, that the level of software customization required to perform the implementation to meet the Company’s functional needs far exceeded the effort it was capable of delivering at the cost, and within the timeframe, it proposed.

6. Avanade made these misrepresentations to induce ScanSource into retaining it to deliver the Microsoft AX implementation. By engaging in such fraud, Avanade intended to not only secure a multi-million dollar implementation contract, but also to gain a coveted foothold in the “Tier 1” global ERP implementation market, where it could at last compete for the kinds of lucrative projects typically handled by consulting firms that specialize in SAP or Oracle implementations. Indeed, ScanSource’s Microsoft AX project was one of the largest – if not the largest –Microsoft AX implementations by any company.

7. After inducing ScanSource to enter into a contract based on repeated and specific representations concerning Avanade’s allegedly extensive ERP project management experience in general, and Microsoft AX experience in particular, Avanade in fact delivered only ruin, assigning consultants who lacked the skills and experience necessary to successfully implement Microsoft AX at ScanSource.

8. Moreover, in the nearly three years it has worked on ScanSource’s Microsoft AX project, Avanade has engaged in a pattern of misconduct – with the knowledge, ratification and authorization of its most senior executives, including its Chief Executive Officer, Adam Warby; its VP & General Manager, Craig Wood; its former Business Development Director, David Huseonica and its Chief Technology Officer, Mike Urban – to ensure that ScanSource would not learn the truth about Avanade’s pre-contract misrepresentations, and would therefore continue to pay Avanade millions of dollars in fees.

9. As part of its willful misconduct and gross negligence in the performance of the contract, Avanade intentionally and/or recklessly failed to disclose to ScanSource management that Avanade consultants: lacked the requisite skills and experience; defectively designed ScanSource’s Microsoft AX system; withheld information about critical project risks; falsely represented to ScanSource and its Board of Directors on repeated occasions that the Microsoft

AX system would be ready to “go-live” by a certain date (only to subsequently reschedule that date multiple times); and conducted woefully inadequate testing, thereby ensuring that system defects and missing functionality would remain hidden from ScanSource.

10. The result of Avanade’s fraud and other misconduct was a deficient and incomplete software system incapable of operating ScanSource’s basic business processes. After serving as Avanade’s Microsoft AX implementation guinea pig for nearly three years – for a global implementation that Avanade represented would take 11 months – ScanSource was saddled with an unfinished Microsoft AX system that lacked critical functionality and had no projected go-live date.

11. To date, ScanSource has sustained tens of millions of dollars in damages and has been unable to complete its global rollout of the Microsoft AX system, a critical Company initiative. To the contrary, over the last three years, ScanSource has spent approximately $37 million for a system that is far from complete, and that Avanade represented would cost $17 million. In fact, the effort to complete the implementation – including remedying the system’s defects and delivering the necessary functionality – requires ScanSource to incur approximately $29 million in additional fees. Avanade, meanwhile, has already pocketed over $11 million in fees and expenses from ScanSource for a systems implementation project it mismanaged and was unable to perform properly.

PARTIES

12. Plaintiff Partner Services, Inc., a subsidiary of ScanSource, Inc., is a South Carolina corporation, with its principal place of business at 6 Logue Court, Greenville, South Carolina 29615. ScanSource, Inc. is a leading international value-added distributor of specialty technology products.

13. Upon information and belief, defendant Avanade Inc. is a Washington corporation with its principal place of business at 818 Stewart Street, Suite 400, Seattle, Washington 98101.

14. Defendant Avanade is registered to do business in Georgia and its registered agent can be served at CT Corporation System, 1201 Peachtree Street, NE, Atlanta, Georgia 30361. Avanade was founded in 2000 as a joint venture between Accenture and Microsoft to provide Microsoft-focused consulting services. In 2001, Accenture increased its ownership to be become the majority 80 percent owner and Avanade became a subsidiary of Accenture.

JURISDICTION AND VENUE

15. This Court has jurisdiction under 28 U.S.C. § 1332 based on the diversity of citizenship of the parties and because the amount in dispute, excluding interests and costs, exceeds $75,000.

16. Venue is proper in this district pursuant to 28 U.S.C. § 1391 because Defendant transacts business and maintains a permanent corporate residence in this district, subjecting Defendant to the personal jurisdiction of this Court. Venue also is proper in this district pursuant to the parties’ contractual agreement that the U.S. District Court for the Northern District of Georgia shall have exclusive jurisdiction over “the actions arising out of or related to or in connection with the Agreement, and the subject matter of the Agreement, whether in contract, tort, or any form of action.” Thus, Defendant has consented to this Court’s jurisdiction and has waived any claim that this Court is an improper venue. Finally, in accordance with Georgia’s long-arm statute, O.C.G.A. § 9-10-91, this Court has personal jurisdiction over Defendant for venue purposes because Defendant both conducts business and possesses real property within the State of Georgia.

FACTUAL BACKGROUND

A.	ScanSource’s Business and Decision to Implement a Global ERP System

17. ScanSource, headquartered in Greenville South Carolina, was founded in 1992 with six employees as a reseller of automatic data capture products, including bar code scanners and label printers. Today, ScanSource is an international wholesale distributor of a wide variety of specialty technology products, providing distribution sales and services to resellers in markets throughout the world. ScanSource presently has 26 locations across North America, Latin America and Europe, and employs approximately 1,500 people.

18. Among the products ScanSource distributes are automatic identification and data capture (AIDC) and point-of-sale (POS) solutions through its ScanSource POS & Barcoding sales unit; voice, video and converged communications equipment through its Catalyst Telecom and ScanSource Communications sales units; and physical security and surveillance solutions through its ScanSource Security sales unit.

19. Since its inception, ScanSource’s development has been marked by growth and profitability. Over the years, the Company has completed several highly successful acquisitions and an IPO (trading on the NASDAQ exchange under the symbol SCSC); expanded its operations domestically and internationally;

entered into multiple distribution agreements with leading technology vendors (including Avaya, IBM, Intel, Honeywell, Polycom and Motorola); and is recognized as a world-class distributor of specialty technology products.

20. To pursue and achieve continued growth, ScanSource determined that, as one of its primary strategic objectives, it needed to replace its fragmented, aging legacy software system with a single, scalable global ERP instance. Through such a technology upgrade, ScanSource intended to increase sales and profitability, lower its costs and mitigate risk by heightening its ability to, among other things: react to business needs and global requirements; eliminate manual processes; provide a single repository for all master data (vendor, customer and product) across the enterprise; and offer improved systems controls, including in the disaster recovery, system restart and system availability areas. ScanSource was further concerned that its legacy operating system platform was scheduled to be decommissioned, with manufacturer support ending in approximately December 2012.

21. Accordingly, in 2008, ScanSource began a global initiative to replace its aging information technology infrastructure and standardize its regional computer systems to operate on a single ERP software platform (the “Project”). The objective of this initiative was to implement a flexible and scalable system that would meet ScanSource’s functional needs, improve efficiencies and support ScanSource’s continued global expansion.

22. Because ScanSource has complex functional requirements relating to, among other things, the distinctive value-added services it provides its customers, and because it had no prior ERP implementation experience, ScanSource knew that in connection with its ERP initiative, it had to rely on outside consultants with: (i) deep understanding and knowledge of the wholesale distribution industry; (ii) a mastery of the ERP software product ultimately selected; and (iii) the skills and experience needed to manage a global ERP implementation of the size and complexity of the Project.

23. Recognizing that the success of the Project depended not only on the suitability of the ERP software product for ScanSource’s business, but also on the capabilities of the consultants it selected to implement that software, ScanSource pursued a rigorous 16-month ERP software and systems integrator selection process.

24. As part of this selection process, ScanSource assembled a team (the “Selection Team”) of executive sponsors and subject matter experts (“SMEs”), representing all of its business units, to review proposals from, attend meetings with, and observe software demonstrations by the competing candidates. The

Selection Team members included ScanSource employees Bob Thompson (MIS), Shari Huffman (Operations-Sales), Chuck Halcrow (Operations-Merchandising), Gerry Lyons (Finance) and Leah Gangloff (Finance); the Company’s executive leadership, such as CEO Mike Baur, Executive VP Operations and Development Andrea Meade (“Meade”) and VP Information Systems Chris Elrod (“Elrod”); and more than 30 SMEs from throughout the Company. ScanSource also spent months documenting its business processes to ensure that the ERP software selected could meet its core functional needs (the “ScanSource Minimum Requirements”).

25. Reflecting that its paramount criteria for retaining a systems integrator was requisite industry-specific and ERP implementation experience and skills, ScanSource’s Request for Proposal (“RFP”), issued in July 2008, explicitly provided that responses were sought only from candidates with a “proven track record and experience deploying ERP systems in the Wholesale Distribution Industry with companies the size and complexity of ScanSource.”

26. It was also critical to ScanSource that its implementation vendor had the ability and intention to deliver a “turn-key” solution rather than an “assist” implementation. In other words, as ScanSource made clear in its vendor selection materials, it wanted a solution that would be easily and readily deployed to run its business processes, implemented by an integrator with a “single point of accountability for the performance of the system.”

27. The RFP also advised potential vendors that ScanSource would “rely upon the information provided in your response to this RFP to make its selection,” and required that each responding vendor “warrant that the contents of its proposal accurately reflects the software’s capability to satisfy the functional requirements as included in this RFP.”

28. ScanSource also required that its ERP implementation project have pricing predictability, as reflected by the RFP’s demand that each vendor provide a signed pricing statement by an authorized officer.

29. The RFP further specified that ScanSource was seeking a “solution that requires minimum software customizations.” The RFP explicitly required that a candidate whose response included proposed customization confirm that such customization would not hinder software support or future upgrade capability.

30. Vendors were further advised that they would not be considered for selection if their proposal failed to fully satisfy the ScanSource Minimum Requirements. These core “show-stopper” pieces of functionality – many of which related to delivering value-added services crucial to ScanSource’s customer service offerings and its efforts to distinguish itself from competitors – included, among other things: (1) Special Pricing Adjustments (“SPA”), which ScanSource offered on an individualized customer basis; (2) Product Information Management (“PIM”), which allowed ScanSource’s web customers to easily search products by attributes; (3) Demand Planning, which enabled ScanSource to intelligently forecast and stock inventory for resale to its customers; and (4) Reseller Financial Services (“RFS”), which provided customer credit scoring, performed fast credit checking for order processing and extended differentiated credit terms and limits on a customer-by-customer basis.

31. Another critical functional requirement, conveyed to vendors during the selection phase and in the RFP, was same-day ordering and shipment processing. Operating in an industry marked by razor-thin profit margins, ScanSource’s profitability depended on, among other things, its ability to quickly process and ship orders. In addition to the value-added services described above, ScanSource also differentiated itself from competitors by providing customers with “immediate shipping service.” Accordingly, ScanSource’s legacy system had been designed to enable the Company to take orders throughout the day, review them against customer credit limits and then release them to a regional warehouse for shipping – all on the same day.

32. As described more fully below, based on Avanade’s representations concerning the skills and experience of its consultants, the validity of its pricing and timeline estimates and its ability to easily customize a Microsoft AX solution to meet ScanSource’s business needs and deliver a global turn-key ERP system to the Company, ScanSource selected Avanade to implement an enterprise-wide, global Microsoft AX system.

B.	Avanade’s Campaign to Land the Implementation Contract by Misrepresenting its Skills and Ability to Deliver the Required System

33. After issuing the RFP, ScanSource narrowed the field of potential ERP software providers to SAP, Oracle and Microsoft AX. The vendors then participated in on-site presentations to demonstrate their respective software platforms to the Selection Team. SAP and Oracle relied on their in-house consulting groups to perform the demonstrations, while MBS DEV handled (initially) the Microsoft AX demonstrations.

34. Following the Microsoft AX demonstrations, the Selection Team raised concerns that MBS DEV, as a small consulting firm, might not have sufficient resources to manage a global implementation. In response, Microsoft proposed Avanade.

35. Avanade was thereafter invited to participate in an onsite “Discovery Week” at ScanSource’s Greenville headquarters in or about February 2009.

During that week, Avanade was given the opportunity to conduct a detailed study of ScanSource’s software systems and business processes, and participate in extensive information-gathering sessions with ScanSource employees. As a result of Discovery Week, Avanade was able to acquire an in-depth understanding of ScanSource’s ERP solution requirements by interviewing key personnel, observing critical business processes and studying the Company’s software systems.

36. Relying on the ScanSource data it obtained during Discovery Week, on or about March 4, 2009, at ScanSource’s Greenville headquarters, Avanade presented a “day in the life” session purporting to demonstrate how the Microsoft AX system was capable of running the Company’s core business processes. As Avanade knew but did not disclose to ScanSource, this pre-contract product demonstration, which consisted of mocked-up simulations of the Microsoft AX software, did not reflect the software’s actual capabilities or functionality. Instead, the Avanade sales team, including Huseonica and Business Solution Architect Bob Vanderslice (“Vanderslice”), used the demonstration to mislead the ScanSource Selection Team and convince them that Avanade had the skills and experience necessary to easily customize the Microsoft AX solution to enable it to meet ScanSource’s functional needs and business requirements. In subsequent sales materials, Avanade noted that the demonstrations were “well received by [the] ScanSource Selection Team.”

37. In its sales presentations to ScanSource, Avanade touted what it claimed was a close partnership with Microsoft and Accenture, representing that those companies would provide their “full backing” in the event ScanSource retained Avanade as the Project integrator. In making these representations, Avanade intended to convince ScanSource that Avanade would receive special treatment, attention and resources from Microsoft and Accenture in connection with the Project.

38. On or about April 28, 2009, as part of its ongoing sales efforts, Avanade presented its “Implementation Partnership Proposal” to ScanSource. A follow-up meeting concerning this proposal was held at ScanSource’s Greenville offices. Avanade attendees included Craig Wood (“Wood”), Urban, VP Enterprise Systems Delivery Jim Donohoe, Customer Director Mike Merfeld, Huseonica and Vanderslice. Several Microsoft representatives also attended. ScanSource attendees included Meade and Elrod, among others.

39. Avanade’s Implementation Partnership Proposal, along with other Avanade pre-contract materials, contained numerous representations concerning the suitability of the Microsoft AX solution for ScanSource’s business and

Avanade’s skills and ability to implement the software and manage the Project. In this proposal, and at meetings in which it was discussed, Avanade repeatedly represented that it had the experience and expertise to deliver an “easily enhanc[ed]” Microsoft AX implementation for ScanSource “with less effort and expense” than the other proposed ERP software platforms. In this proposal, Avanade represented, among other things, that the software was, or had, the following attributes and characteristics:

(a)	“A good fit for fundamentals without enhancements;”

(b)	“Unprecedented Adaptability;”

(c)	“[F]lexible configuration capabilities;”

(d)	“[L]ess effort and expense than any other solution;”

(e)	“Easily enhance[d] to deliver critical and unique business processes and requirements;” and

(f)	“Ability to interface with other systems in your environment.”

40. Concerning its ability to manage and deliver the Project, Avanade represented that its “experience, methods, and tools, combined with Microsoft Dynamics AX adaptability and flexibility make delivery of high fit and robust capabilities easier and less expensive than many other solutions.”

41. Other representations that Avanade made in its proposal concerning its skills and ability to deliver the Project included the following:

(a)	“Avanade will install Dynamics AX and related applications in each of three environments production, development and test;”

(b)	“We will manage the ScanSource project using the Avanade Connected Methods for Dynamics AX;”

(c)	“Avanade will provide train-the-trainer training;”

(d)	Avanade provides the skills to ScanSource “to enable a self-sufficient team;”

(e)	We “[f]ollow structured methodology to ensure adequate testing;”

(f)	We “leverage our experience methodologies and best practices;”

(g)	“Solid understanding of ScanSource’s needs…unique process and requirements;”

(h)	“Why Avanade? Strong Capabilities: High fit to your requirements;”

(i)	“Microsoft is aggressive about growing MS Dynamics AX market share. These factors combine to put ScanSource in a very favorable pricing environment;”

(j)	“Strong proven methodology and tools…project management best practices…implementation best practices;”

(k)	“Solution architecture that operates seamlessly across your entire enterprise”

(l)	“Full service provider…unmatched experience in “Enterprise-Level AX deployments;” and

(m)	“Full backing of Microsoft and Accenture.”

42. Avanade further represented that the Microsoft AX Solution it proposed could be easily customized to deliver SPA and RFS functionality (i.e., the show-stopper functionality that Avanade knew was critical to ScanSource’s business) and that Avanade had the experience and expertise to perform such customization. These specific representations concerning SPA and RFS functionality were part and parcel of Avanade’s representations throughout the sales process concerning its purported skills and experience in customizing the Microsoft AX software to deliver the functionality central to ScanSource’s business.

43. In response to ScanSource’s concerns regarding the schedule and timeline for rolling out the Microsoft AX software, Avanade represented that its proprietary estimating model (“AEM”) had the ability to provide accurate estimates that reflected realistic project exigencies. Avanade also represented that its consultants had the ability and experience to ensure adequate testing on the Project by applying and adhering to a structured Avanade testing methodology.

44. In a May 22, 2009 addendum to the Implementation Partnership Proposal, Avanade further represented that there would be “no surprises” on the Project because it “tightly manages scope, budget and expectations on all Avanade managed projects and religiously follow[s] our delivery methodology to provide tight control, transparency with our customers and a frequent and proactive communication plan.” As ScanSource would later learn – after Avanade obtained the lucrative implementation contract – this representation could not have been further from the truth.

45. Avanade continued to make pre-contract representations about its skills and experience, Project pricing and schedule, methodology, turn-key ability and the ease with which it could customize the Microsoft AX solution, among other things, through the summer of 2009. On July 3, 2009, Avanade submitted another written response to the RFP (the “RFP Response”), along with a letter directed to Meade. In the letter, Huseonica represented that “Avanade is prepared to lead this project and provide ScanSource with a turn-key solution.” (Emphasis added.)

46. Huseonica further represented that the Microsoft AX solution that Avanade was proposing was unique, as it could be “tailor[ed] to meet the Company’s requirements without jeopardizing future upgrades.” Huseonica also represented that “Avanade’s experience and methodology consistently drives on-time and on-budget implementations.”

47. Avanade further acknowledged the Project objectives, as described above, and stated that it understood and respected ScanSource’s “desire for an externally driven implementation.” In that regard, Avanade accepted and represented that it “shall be responsible for overall project management of the Project.”

48. With respect to project management, Avanade reaffirmed previous representations that it had, and would use, a specific methodology: “We will manage and execute the ScanSource project using Avanade Connected Methods for Dynamics AX (the “ACM Methodology”).”

49. These pre-contract representations were false, and Avanade – through its director, Huseonica, who submitted Avanade’s RFP response to ScanSource – knew or should have known that these representations were false when Huseonica, and other Avanade executives and employees, made them.

50. In its campaign to be selected as the Project integrator, Avanade also represented to ScanSource that it had “crafted a solution which we are confident will meet or exceed ScanSource’s business needs” and “created a set of training materials…tailored specifically for training core team members.” Yet at the time Avanade made these representations, it knew that (i) it had neither crafted a solution to meet ScanSource’s business requirements nor developed the training materials ScanSource required, and (ii) it in fact lacked the requisite skills and experience to successfully deliver the Microsoft AX implementation at ScanSource.

51. To induce the implementation contract, Avanade further misrepresented that a certain software application for demand planning, forecasting and buying functions, known as TXT, was part of the Microsoft AX solution. Only after contracting with Avanade did ScanSource discover that the demand planning functionality – a critical business requirement – was to be provided by a third-party Italian software vendor.

52. Regarding the nearly $8 million fixed fee estimate provided in its RFP Response, Avanade represented that “we feel [it] accurately reflects the level of effort necessary to implement the Dynamics AX solution for ScanSource.” Following the submission of the RFP, Avanade continued to increase the fee estimate during the pre-contract negotiations, and ultimately settled on an estimate of $11.3 million, which excluded the nearly $5.9 million in estimated internal labor costs that ScanSource was expected to incur in connection with the Project.

53. Throughout the pre-contract sales cycle, ScanSource repeatedly emphasized that Avanade had to commit to a “not-to-exceed” fixed-fee price, without in any way limiting Avanade’s responsibility, as the systems integrator, to lead and manage the implementation. ScanSource, through Meade and other executives, pressed Avanade on this critical not-to-exceed requirement. At every turn, Avanade represented that it had the ability to deliver the Project for the fixed fee ultimately agreed upon.

54. In an August 7, 2009 letter to Meade, for example, Huseonica addressed ScanSource’s not-to-exceed requirement. Huseonica assured Meade concerning “[s]ome key tenants[sic] [Avanade] used in preparing our original proposal and this response,” including: (i) “We are prepared to take responsibility for leading and delivering this project”; (ii) “We understand that ScanSource desires to manage this project to a pre-determined budgeted amount”; (iii) Avanade was “committed to delivering a system built to agreed upon ScanSource requirements;” and(iv) Avanade “is taking overall responsibility and accountability for the completion of this project.” At no point in this letter, or in any other pre-contract communication, did Avanade ever dispute that, as Huseonica had represented, Avanade would deliver “a turn-key solution.”

55. In or about November 2009, ScanSource executives were invited to meet with Avanade’s management team at Avanade’s Seattle, Washington headquarters. At that meeting, Avanade’s CEO, Adam Warby (“Warby”), assured ScanSource’s CEO, Mike Baur, that a decision to select Avanade as the Project integrator was the right one. When Baur pressed him, Warby assured him and

Meade that Avanade had the necessary skills and experience to deliver the turn-key solution, representing that the “best team” would be assigned, and that “we won’t let ScanSource fail.” In numerous other meetings during the sales cycle, Wood and Huseonica echoed Warby’s representations, assuring Elrod and Meade, among others, that Avanade had the “bench strength” and the “A” team to successfully deliver the Project.

56. At various times during the selection process, Baur continued to speak directly with Warby to obtain additional assurances that Avanade had the ability and intention to provide ScanSource with a skilled and experienced team that understood the complexity of ScanSource’s business processes. Baur also continually advised Warby that it was paramount for ScanSource that the integrator it selected had to deliver a turn-key solution. On several occasions, Meade made it clear to Avanade that if Avanade had any reservations about committing to delivering a turn-key solution, it needed to acknowledge them so that ScanSource could focus on other potential vendors. Avanade voiced no such reservations. To the contrary, Avanade repeatedly confirmed its ability and intention to not only deliver a turn-key solution, but to do so pursuant to a “not-to-exceed” fixed-fee pricing structure.

57. On or about December 31, 2009, in good faith reliance on Avanade’s representations, ScanSource agreed to enter into the Master Consulting Services Agreement (the “MCSA”). Pursuant to the MCSA, Avanade was required to perform the consulting services (the “Services”) to configure, customize, install and implement the “Customer Solution” – that is, an enterprise-wide, global delivery of a Microsoft AX system, including related third-party components, that met ScanSource’s functional requirements and handled its business processes. The MCSA was the first in a series of contract documents that Avanade fraudulently induced through misrepresentations to, and concealment of material facts from, ScanSource in connection with the Project.

58. Indeed, the MCSA itself contained material misrepresentations concerning Avanade’s skills and experience – the very subject that had consumed so much of ScanSource’s attention during the pre-contract negotiations. Section 3.3, which in part addressed Avanade’s “Subject Matter Experience,” states that the Avanade consultants have “a broad knowledge of the wholesale distribution industry and the processes and skills particular to such industry as are involved in the Services including the Deliverables and as are necessary to successfully perform and provide the Project.”

59. As provided in the MCSA, the parties contemplated a phased implementation approach with not-to-exceed pricing caps for each phase, and with Avanade bearing responsibility for any overages. The terms, work and “Deliverables” to be performed specific to each phase of the Project were governed by five statements of work (“SOW”) and a Support and Maintenance Services Agreement (the “SMA”) obligating Avanade to provide post go-live services. Like the MCSA, follow-on Statements of Work (“SOWs”) that Avanade similarly induced through fraud contained misrepresentations concerning Avanade’s ability and intention to “manage and execute” the Project.

60. Together, the MCSA, SOWs and SMA, along with various Change Requests, formed the parties’ written contract for the Project (the “Implementation Agreement”).

61. The Implementation Agreement also provided that the invoices submitted by Avanade would be subject to a 10% holdback amount (the “Holdback Amount”), which would come due after the “go-live” of the Microsoft AX system.

62. In addition to the Implementation Agreement, ScanSource also entered into a letter of agreement and subsequent amendments (the “LOA”) with Avanade concerning ScanSource’s licensing of the Microsoft AX software and other related third-party software.

63. In the MCSA, Avanade explicitly warranted that “its Services will be performed in a good and workmanlike manner,” and that all forms of recoverable damages, including consequential, special and punitive damages, would be available to ScanSource if it incurred losses arising from Avanade’s fraud, or from its “intentional misconduct or gross negligence” in the performance or failure of performance of its obligations under the Implementation Agreement.

64. As described more fully below, in its work on the Project, Avanade materially breached the Implementation Agreement and its express warranty by, among other things:

(a)	failing to implement and deliver a global, turn-key Microsoft AX system that met ScanSource’s needs in connection with its business processes and functional requirements;

(b)	failing to exercise due care in the performance of its Services, including its recommendations, representations and advice to ScanSource;

(c)	failing to adhere to the implementation schedule or budget;

(d)	failing to adequately plan and supervise the performance of its Services;

(e)	failing to provide project management by, among other things, identifying, disclosing and communicating critical Project risks to ScanSource;

(f)	failing to employ the ACM methodology or, for that matter, any proven ERP implementation methodology;

(g)	failing to competently manage and mitigate risks encountered in connection with its services on the Project;

(h)	failing to perform the required software testing; and

(i)	failing to provide the required training and knowledge transfer to the ScanSource Project team.

C.	Avanade’s Misconduct in the Performance of its Contract and the Problems, Deficiencies and Flaws Resulting from Avanade’s Incompetence

65. In or about January 2010, Avanade dispatched its consultants to commence work on-site at the Company’s headquarters in Greenville. The Project timeline set by Avanade and incorporated in the Implementation Agreement provided for six delivery phases, which included: the Plan and Analyze Phase (during which the business requirements would be confirmed and a binding quote for the total not-to-exceed amount for the Customer Solution would be provided); the Design, Build, Test, Deploy Wave 1 Phase (during which the Microsoft AX system would be designed, configured, tested and implemented at various Company sites); Deploy Wave 2, 3, and 4 Phases (during which the global roll-out of the Microsoft AX system would be completed); and the final phase, during which Avanade would provide post go-live support and maintenance services.

66. Avanade’s work on the Project not only breached the Implementation Agreement, but ultimately revealed that the pre-contract representations it made to induce ScanSource to enter into the Implementation Agreement were false.

67. Avanade’s work on the Project demonstrated that, contrary to its pre-contract representations, it: (i) lacked the ability and/or intention to provide ScanSource with consultants who had the necessary skills, experience and expertise in Microsoft AX, overall project management and the wholesale distribution industry; (ii) was unable to properly design, configure, implement and integrate a Microsoft AX system capable of processing ScanSource’s Minimum Business Requirements and interfacing with the Company’s other software applications; and (iii) lacked the ability and/or intention to perform the necessary system testing.

68. As set forth below, Avanade’s work on, and management of, the Project was marred by problems, defects, deficiencies and errors, including, among other things, the following: (i) the Avanade Project team failed to properly blueprint, design, formulate and prepare the functional specifications to reflect ScanSource’s business processes and deliver the required functionality; (ii) the Avanade Project team failed to properly configure and implement the Microsoft AX system to meet ScanSource’s requirements; (iii) the personnel Avanade provided to work on the Project lacked the necessary Microsoft AX, project management and wholesale distribution experience and expertise, which undermined their work on virtually every aspect of the Project; and (iv) the Avanade Project team failed to test the system adequately, focusing instead on moving the Project through the delivery phases – without validating the software solution – simply to collect its fees.

a.	Avanade’s Flawed Blueprinting and Design of the Microsoft AX System and Failure to Deliver an Integrated Project Plan Doomed the Project

69. A critical part of any ERP implementation is the blueprinting phase, during which the functional consultants identify the client’s existing business processes and requirements (the “as is” processes) and then formulate a design for the future business processes in the context of the chosen ERP software solution (the “to be” processes).

70. The blueprinting phase generates the design and functional specification documents upon which the technical software consultants rely to write programs and configure an ERP system in conformity therewith.

71. Another crucial focus of the blueprinting phase is to identify and map the required interfaces between the ERP system and a client’s other software systems that will need to pass data to, and receive data from, the ERP system. The functional specifications and related design documents for interfaces are likewise relied upon by the programmers on the technical team to write software code to build the interfaces.

72. Incomplete and improper identification, definition and mapping of business processes and interfaces during the blueprinting phase, if not corrected early in the implementation schedule, results in an ERP system that is improperly configured and coded, and that will therefore be unable to perform necessary business functions.

73. Avanade headed the blueprinting and design phase of the Project. Avanade was responsible for preparing the functional specifications and related design and mapping documentation on which its consultants relied to configure the system, build interfaces and write programs that were supposed to provide the required functionality. Avanade’s complete abdication of its obligation to perform these critical Deliverables was not only a breach of contract and express warranty, but also demonstrated its gross negligence and willful misconduct in the performance of the Implementation Agreement.

74. Avanade failed to identify key business requirements or produce the necessary “as-is” or “to be” documentation, and further failed to prepare functional specifications for critical business processes. Instead, Avanade had ScanSource employees – who had no experience whatsoever in preparing Microsoft AX design documentation – prepare the functional specifications. In some areas, functional specifications were never produced at all.

75. The consequence of Avanade’s design failures was a defective and deficient system design that resulted in a staggering amount of modifications made to the core software code. Rather than following a basic tenet of software implementation practice to avoid such modifications (and address functional gaps, if necessary, through enhancements or extensions), Avanade programmers wrote more than 500,000 lines of custom code for the Microsoft AX product. Certain Avanade consultants on the Project acknowledged to ScanSource employees that the Project involved the most customization they had ever observed on a Microsoft AX implementation – to the point where one former Avanade employee stated that Avanade’s customizations were so extensive that Avanade effectively “built a new software package.” Such extraordinary customization not only degraded the performance of ScanSource’s Microsoft AX system, but will also make routine maintenance and future upgrades especially difficult and expensive – and, in some cases, impossible, in the event the altered code is incompatible with the upgrade version of the software.

76. As another example of its misconduct and gross negligence in performing the Implementation Agreement, Avanade failed to generate an integrated project plan, a necessary tool for managing ERP implementations. Rather than listing the activities required to complete the Project, the time that each activity will take to completion and the dependencies between the activities, Avanade proceeded with the Project on an ad hoc basis, without a path to guide the various work streams. As a result, the individual Project teams (consisting of Quote to Delivery, RFS, Merchandising, SPA and Finance, for example) worked in separate “silos” without knowing (i) whether their designs were compatible with the other teams’ designs (in other words, whether the teams were designing in conflict); (ii) whether critical path tasks had been performed; (iii) which team was responsible for performing them; or (iv) whether they should be moving on to the next phase of the implementation.

77. The lack of an integrated plan also resulted in a failure to “freeze” requirements, a critical step in the implementation process. Because there was no integrated project plan setting interdependent team deadlines for the identification and design of business processes and required functionality, some Project teams continued to design while others were building the system, so that new designs were at times incompatible with the parts of the system already built. And, because no design reviews were conducted, mistakes were not identified until after the build phase had already begun. In fact, changes to the functional design of the system continued through the testing phase.

78. When ScanSource team members complained about working in silos and requested cross-team meetings to avoid the very scenario that came to pass – teams designing parts of the system in conflict – Avanade consultants brushed them off, insisting that “there is no time for that.”

79. Contrary to its pre-contract representations, Avanade failed to employ its ACM methodology, or any other implementation methodology, on the Project. This egregious breach led directly to design, configuration, programming and testing errors, as well as repeated schedule slippage and inflated fees.

b.	Avanade’s Fraudulent Staffing and Reassignment Practices and the Revolving Door of Incompetent Avanade Personnel

80. Avanade’s pre-contract representations concerning its purported ability and intention to provide consultants with the requisite skills and experience in Microsoft AX software, ERP project management and the wholesale distribution industry were materially false and misleading. When it made those representations, Avanade in fact knew that it had nowhere near a sufficient number of consultants with the requisite skills and experience to deliver a successful implementation, and Avanade further knew that it had no intention (because, among other things, it had neither the capability nor the financial incentive) to source and assign such consultants to the Project.

81. Senior Avanade executives involved in the pre-contract sales cycle –including those with authority to speak on behalf of the Avanade corporate entity, such as Warby, Wood and Huseonica – had a duty to disclose the truth about Avanade’s inability and lack of intention to source and assign appropriately skilled consultants. This duty arose from the fact that, among other things: (i) Avanade had made false and misleading written representations of material fact (such as, among others, its representation that it had assembled its “best team” of consultants, and had the necessary “bench strength,” to deliver the Project; and (ii) Warby, Wood, Huseonica and the Avanade team knew that ScanSource would be relying entirely on the Avanade consultants, who would be the only people on the Project with Microsoft AX knowledge and experience.

82. Contrary to Avanade’s pre-contract representations touting its purported expertise, almost none of the Avanade consultants assigned to the Project had the appropriate Microsoft AX and wholesale distribution experience, or experience managing an ERP implementation of the size and complexity of the Project. And, with respect to the few Avanade consultants who did have such experience, they were either rolled off the Project by Avanade, or otherwise left the Project when they quit Avanade.

83. Indeed, some of the Avanade consultants assigned to the Project had never before worked with Microsoft AX software. Incredibly, Avanade assigned some of these unskilled and inexperienced consultants to critical roles on the Project, including as team leads and managers (such as John Stefanides, who was the fourth in a series of Avanade Business Analysts assigned to the Quote to Delivery team, and Bob Ruff, who was the Avanade Project Manager). Other Avanade consultants, such as Anthony Ford, Anthony Gonzalez and Pedro Wong, were simply incompetent. Stefanie Hill, assigned by Avanade as the Avanade Testing Lead, had no prior Microsoft AX test lead experience. Coy Johnson, whom Avanade assigned as the alleged wholesale distribution expert, had previously worked on a single engagement involving a wholesale distributor, and, in any event, his limited wholesale distribution knowledge was specific to that distributor, and could not be leveraged on the Project. Avanade further failed to identify and staff any consultant to the crucial deployment lead position.

84. Critically, none of the Avanade consultants assigned to the Project had any project management experience that came close to approaching the scale and complexity of the Project. Because the Project was Avanade’s first global large-scale Microsoft AX implementation, the Avanade consultants were in most respects as unfamiliar with Microsoft AX implementation and project management issues as the ScanSource Project team members. As a result, Avanade was utterly incapable of providing ScanSource with the necessary project management advice, guidance or leadership.

85. Instead of assigning skilled consultants with Microsoft AX, ERP project management and wholesale distribution experience, Avanade staffed the Project with dozens of neophyte consultants, many of whom lacked even a basic understanding of the software.

86. Through its “bait-and-switch” sales technique, Avanade induced ScanSource into hiring Avanade in the belief that, based on Avanade’s specific representations, Avanade had the ability and intention to assign competent Microsoft AX experienced personnel with the requisite project management skills to the Project. In fact, Avanade had neither the ability nor the intention to assign such personnel, and instead used the Project as a trial-error-training ground for its inexperienced, unskilled and incompetent consultants to attempt to learn Microsoft AX software, the wholesale distribution business and basic project management principles.

87. Moreover, while Avanade removed some of its consultants, including team leads, from the Project because of their incompetence, it either did not replace them at all, or merely replaced them with equally incompetent consultants.

88. The few Avanade consultants who had (or had acquired, while working on the Project) any modicum of Microsoft AX skills or wholesale distribution knowledge left Avanade during the Project – in many instances out of frustration and disapproval with Avanade’s performance. On repeated occasions, Avanade consultants confided to ScanSource Project team members that Avanade was not designing the system correctly, but that they were powerless to intervene because their hands were tied by Avanade management. Departing Avanade consultants advised ScanSource employees that Avanade management was far less concerned about quality than “hitting dates” because of the “not-to-exceed” contract pricing structure. Departing Avanade employees further admitted to ScanSource employees that Avanade was not following its ACM methodology on the Project because Avanade senior management, concerned over Avanade’s fixed-fee commitment, had instructed the Avanade Project team members to hurry through the Project.

89. The overall Avanade turnover rate was extraordinary: more than half the Avanade Project team members left the Project, mostly because they were quitting Avanade. Such turnover caused significant delays and resulted in the loss of critical knowledge that was not properly transferred, especially where, as was often the case, the departures were sudden and abrupt. ScanSource employees repeatedly were forced to turn their attention away from Project tasks to constantly educate replacement consultants on ScanSource’s business processes and Project issues.

90. The revolving door of Avanade consultants severely disrupted the Project in that, among other things, it: (i) deprived ScanSource of the few Avanade personnel who had acquired some relevant Microsoft AX or wholesale distribution skills; (ii) deprived ScanSource of the few Avanade personnel who had gained some familiarity with and understanding of ScanSource’s business processes; (iii) resulted in incomplete and ineffective training of replacement consultants (in those cases where replacements were provided); (iv) forced ScanSource employees to perform work that Avanade was hired to do; and (iv) led to delays in the performance of Project tasks and inferior work product, as various tasks were not performed and monitored by the same person from beginning to end, or even for substantial periods of time, and inconsistent methods and approaches were applied.

91. The Project also suffered from Avanade’s failure to staff its team with sufficient resources. Some Project teams had to “share” Avanade consultants; for example, the Quote to Delivery and Reverse Logistics (returns) teams were assigned a single Avanade consultant, as were the RFS and Finance teams, and the

Data and Interfaces teams. Other teams were not assigned any Avanade consultants. The “sharing” of consultants caused some work streams to remain idle until an Avanade consultant was available, so that weeks would pass during which ScanSource had no one directing their efforts.

92. Notwithstanding that Avanade, as the Project integrator, was uniquely in a position to know the level of Microsoft AX and project management skills and experience necessary to ensure a successful implementation, Avanade supplied personnel without the requisite experience. Avanade carried out its deficient staffing practices in conscious disregard of the rights of ScanSource, and with the knowledge that such staffing practices would jeopardize the Project and harm ScanSource.

93. The Avanade consultants’ lack of requisite experience and skills resulted in an incorrectly designed and highly customized system that did not leverage the core software and best practices for implementing Microsoft AX.

c.	Avanade’s Failure to Test the System Adequately and Its Misconduct in Deliberately Under-Testing the System

94. Avanade led the testing phase of the Project. Though never completed by Avanade, the testing that was performed – overseen by Avanade Test Lead Stephanie Hill – was fundamentally flawed and woefully inadequate. Among many deficiencies, Hill, who lacked any prior Microsoft AX test lead experience, failed to follow standard testing protocol, including the design and development of testing scripts that would detect flaws with the system, and the sequencing of tests to ensure that all necessary functionality was tested.

95. Hill and the Avanade consultants also failed to test the kind and quantity of data transactions needed to replicate accurately the reality of ScanSource’s business operations.

96. Delays in the Avanade Project team’s preparation of design and configuration documents also resulted in the untenable situation where tests were being performed before the design was complete. By pushing to move the over-budget and out-of-time Project through the various phases as quickly as possible, Avanade permitted integration testing to commence while system design and development work continued.

97. Having never previously served as a Microsoft AX test lead, Hill was unable to provide any guidance to the Project team on how to prepare proper test scripts, even though Avanade was obligated to produce the scripts. The ScanSource team members were forced to “experiment” with test scripts they had to come up with on their own. Moreover, given the excessive customization of the software, the Avanade Project team lacked the skills and experience to ensure that all customizations were being appropriately tested.

98. The Avanade Project manager, team leads and team members identified above also deliberately “under-tested” the system to conceal defects and keep pushing the Project toward completion. Refusing to conduct tests that simulated ScanSource’s actual business scenarios, the Avanade Project team wrote simplistic test scripts and, in some cases, failed entirely to test certain development objects.

99. While the Avanade Project team’s flawed and incomplete testing stemmed in part from its lack of Microsoft AX expertise and general incompetence, Avanade’s testing failures also reflected a deliberate effort to conceal its own deficient work product, continue to collect fees and move as quickly as possible through the phases of the Project in order to meet contract milestones, recoup the Holdback Amounts and move on to other engagements. Because Avanade had already reached the not-to-exceed cap on its invoices and had therefore already obtained its money on the Project, any more time spent at ScanSource would not be profitable for Avanade. Avanade therefore ignored or rebuffed input from ScanSource employees, who questioned whether the Avanade Project team was rushing through testing and running overly simplistic test scripts, as opposed to testing that more accurately simulated ScanSource’s actual complex business scenarios. The Avanade Project team, including team lead Hill and other senior Project leaders, including Jack Dreiss, knew that by intentionally failing to perform adequate testing of the Microsoft AX system, ScanSource was exposed to potentially devastating harm.

100. For example, the Avanade Project team failed to complete functional unit testing or system application testing before moving forward with integration testing. Avanade’s failure was a departure from the standard testing practice for Microsoft AX implementations – the kind of departure that Avanade knew could pose severe risks to ScanSource. Indeed, during integration testing, as hundreds of tests were failing, hundreds of application errors were discovered that should have been found and corrected during earlier testing cycles.

101. Notwithstanding Avanade’s duty and obligation to disclose risks on the Project, the Avanade Project team kept pushing the Project forward even though it knew it was not using an appropriate testing methodology, and thus had no way of knowing whether testing was complete. The Avanade Project team continually changed the exit criteria for the various testing cycles, falsely representing to ScanSource that the missing elements would be covered in the next test cycle. Avanade also abandoned its contractual obligation to prepare test scripts, forcing the ScanSource team members – who lacked any testing experience – to assume this role. Avanade’s abdication of its testing obligations was compounded by its failure to perform any quality review of the test scripts before they were executed.

d.	Avanade’s Failure to Conduct the Required Training or Deliver the Necessary Documentation

102. Avanade was responsible for training ScanSource employees on Microsoft AX, including preparing for ScanSource to shut down its legacy systems and migrate to the new software. Avanade was contractually obligated to ensure that ScanSource’s end-users were adequately and appropriately trained and self-sufficient in managing and using the Microsoft AX system to perform their jobs. But Avanade breached these contractual obligations, and failed to deliver the requisite skills and experience in connection with Microsoft AX training.

Specifically, Avanade failed to develop an adequate training plan. As a result, training programs were truncated, with most lasting only a few hours. The training materials were also insufficient and did not address the particulars of the Project. Avanade’s flawed training left ScanSource’s team members with little time to develop even a basic familiarity with the complex new Microsoft AX system, much less the proficiency to write functional design documents and test scripts – roles they were forced to assume when Avanade failed to perform this work.

103. Avanade also deviated from standard ERP and Microsoft AX implementation methodology and practice by intentionally and/or recklessly failing to sufficiently document its design and configuration of the Microsoft AX build, including the extensive customization and code development. Nor were adequate records maintained to reflect the continuous changes and updates to the functional design that occurred during the implementation. Avanade’s failure to appropriately document its work on the Project exacerbated ScanSource’s difficulties in identifying and attempting to remedy the defects in the Microsoft AX system that Avanade had designed and configured.

D.	By Failing to Fulfill Its Duty as the Systems Integrator, Concealing the Severity of Project Risks and Affirmatively Misrepresenting Material Facts, Avanade Engaged in Ongoing Misconduct Throughout the Project

104. Avanade knew that the Project had certain unique risks in light of, among other things: (a) ScanSource’s complex functional needs; (b) the fact that the Project was a global implementation larger than any Avanade had previously performed; (c) the intricate interfaces required to integrate the Microsoft AX system with ScanSource’s various other systems; (d) ScanSource’s complete lack of any prior ERP implementation experience; (e) ScanSource’s unfamiliarity with the Microsoft AX software; and (f) the aggressive implementation schedule. As a result, in its role as the systems integrator, Avanade was required to take steps to alert ScanSource to risks and to adequately and appropriately mitigate and manage them.

105. At various times during its performance on the Project, Avanade knew, or should have known, about critical risks that threatened to jeopardize or undermine the Project and that required the provision of appropriately skilled and experienced consultants, including in connection with Microsoft AX software, the wholesale distribution business and large-scale project management. Avanade had a duty to disclose such risks to ScanSource, yet failed to do so. For example, Avanade: (i) knew about the following risks; (ii) should have, but did not, alert ScanSource management to such risks; and (iii) should have, but did not, take steps to manage and mitigate such risks:

(1)	Avanade failed to adequately and appropriately disclose to ScanSource, during the pre-contract stage or at any time during the Project, that Avanade did not have, and had no intention of staffing the Project with, the necessary skills, experience and resources to perform its work on the Project, including its work in the design, testing, configuration, customization, programming, project management and training areas, among others;

(2)	Avanade failed to adequately and appropriately disclose to ScanSource that Avanade would not be able to properly design and test the Microsoft AX software to meet ScanSource’s functional requirements, and to do so within the required time frame and budget; and

(3)	Avanade failed to adequately and appropriately disclose to ScanSource that Avanade did not employ accurate methodologies or procedures for estimating, scheduling, planning, staffing or managing the Project.

106. As a result of Avanade’s fraud and breaches, an implementation that was initially budgeted for $17 million has now cost ScanSource approximately $37 million – and is estimated by Accenture, Avanade’s parent entity, to require an additional $29 million to complete. This ballooning of the Project cost estimate from $17 million to approximately $66 million represents an almost 300% price increase for delivery of the global ERP implementation that is years behind the originally scheduled initial go live (with no planned go-live date).

107. Avanade’s inability to accurately estimate the effort required for the implementation caused ScanSource to de-scope some of its Minimum Business Requirements in an attempt to reduce the Project’s escalating cost and keep the scheduled go-live dates intact. As a result of this de-scoping exercise, ScanSource had to retain some of its legacy applications to perform certain processes that the new Microsoft AX system was supposed to handle. For other de-scoped functionality, ScanSource was required to write its own applications to fill the gaps. By forcing ScanSource to de-scope functionality, Avanade performed a classic bait-and-switch on ScanSource. Specifically, after being engaged on the Project for only a few months, Avanade dramatically increased its fees estimate, thereby forcing ScanSource to make the following choice: either pay substantially more for functionality that Avanade was supposed to deliver as part of the initial quote, or forego that functionality to reduce a ballooning budget far in excess of what Avanade had represented and agreed to.

108. Even after ScanSource agreed to Avanade’s demand that it de-scope certain requirements and limit deployment to certain regions (so that Avanade could meet rescheduled deployment dates at an increased not-to-exceed cost), Avanade still failed to manage the reduced scope and meet the revised date for the initial go-live of the system. With each passing month that the Project is delayed, ScanSource continues to experience monthly Project costs of approximately $750,000 to $1 million.

109. Avanade’s failure to provide the required resources and necessary project management to deliver the Project demonstrates a deliberate, reckless and gross disregard of the foreseeable consequences to ScanSource and its business.

110. Moreover, Avanade’s misconduct throughout the Project in requiring ScanSource to enter into numerous Change Requests before agreeing to (i) provide required functionality; or (ii) fix defects in the system caused by Avanade’s own deficient performance – just so Avanade could extract more fees for work that it was already obligated to perform – is yet another example of Avanade’s willful misconduct on the Project.

111. At regular intervals throughout the Project, Microsoft and Accenture performed quality assessments of the Project (the “QA Reports”).

112. Both Microsoft and Accenture concluded that the Project was being mismanaged and made recommendations, including the preparation of an integrated project plan, to stabilize the Project and get it back on a track toward go-live.

113. The Microsoft quality assessment, which focused primarily on software development, documented hundreds of “Issues” with the Avanade-developed code. Many of these problems were characterized as “Must Fix Issues.” Microsoft further criticized the manner by which Avanade altered the core Microsoft AX code, noting that “even single methods have multiple developers” and that “[v]ery commonly, base classes, forms and tables have been modified,” increasing the costs of future upgrades and undermining ScanSource’s ability to maintain the system. Another identified deficiency concerned a lack of overall system and Project documentation, raising doubts about the feasibility of support, maintenance and future upgrades.

114. Among other criticisms of the Project, the Accenture quality assessment noted that the Project could not be completed without additional fees of $22.5 to $29 million, and resource commitments totaling 11,504 workdays.

115. Following receipt of the QA Reports, ScanSource delivered a Notice of Default to Avanade on May 17, 2012.

116. Despite providing an extended cure period, Avanade has failed to correct its breaches of the Implementation Agreement.

117. When it became evident to ScanSource that Avanade had no intention of curing its defaults, on September 28, 2012, ScanSource provided Avanade with a Notice of Termination removing Avanade from the Project.

118. The Notice of Termination followed repeated failures by Avanade to meet multiple scheduled and rescheduled go-live dates, and the realization that the Project – still without a projected go-live date, and now estimated to cost at least three times Avanade’s original estimate – could not continue with Avanade as integrator.

COUNT ONE

FRAUD AND DECEIT

119. ScanSource repeats, realleges and incorporates the allegations contained in Paragraphs 1 – 118 as if fully set forth herein.

120. As set forth above, Avanade made numerous misrepresentations of material facts, and failed to disclose material facts, to ScanSource regarding, among other things, the competency, skills and experience of its consultants to perform and deliver the Project, and (ii) the level of effort and skill required to customize the Microsoft AX software to meet ScanSource’s functional requirements and business needs.

121. Such representations were false, and Avanade knew, or was reckless in failing to know, that such statements were false at the time they were made.

122. Avanade also made promises during the discussions and negotiations leading up to the Implementation Agreement, and in the Implementation Agreement itself, with no intention of acting or delivering upon those promises.

123. Such misrepresentations and promises by Avanade were made wrongfully in order to induce ScanSource to enter into the Implementation Agreement, and ScanSource reasonably relied upon such misrepresentations and promises made by Avanade in retaining Avanade and entering into the Implementation Agreement.

124. Through both active and passive means, and both before and after the execution of the Implementation Agreement, Avanade fraudulently concealed the facts that (i) its consultants lacked the requisite skills and experience to perform and deliver the Project; (ii) the software solution Avanade proposed for ScanSource would in fact require a level of customization that Avanade could not, and knew that it could not, deliver because it lacked the competency to do so; and (ii) the proposed cost of the Project was not feasible and was in fact substantially lower than it should have been, contrary to Avanade’s representations.

125. Avanade knew that if it truthfully conveyed to ScanSource that it lacked the ability to perform and deliver the Project, ScanSource would not have selected Avanade as the Project integrator. Avanade intended that ScanSource rely on its misrepresentations, and ScanSource did reasonably rely on Avanade’s misrepresentations.

126. Also as set forth above, after inducing ScanSource to enter into the Implementation Agreement, Avanade continued to make misrepresentations of material facts, and failed to disclose material facts, regarding its ability and intention to deliver the Project, and to do so in accordance with the Project schedule and budget.

127. These fraudulent misrepresentations were contained in the Implementation Agreement itself.

128. Avanade’s representations to ScanSource were false, and Avanade knew, or was reckless in failing to know, that such statements were false at the time they were made.

129. As a direct result of Avanade’s fraud and deceit, ScanSource sustained damages, including the following: the monies wasted on Avanade’s deficient work; the loss of the benefits ScanSource would have received had it obtained a software solution consistent with Avanade’s pre-contract representations; internal ScanSource costs in diverting ScanSource personnel to work on the Project and to perform Avanade’s contractual tasks; the costs paid to subcontractors to perform functions that were delayed by Avanade’s deficient project management; the costs in correcting deficiencies in Avanade’s work; the costs to perform work-arounds necessitated by system deficiencies; the costs to engage Accenture and Microsoft to perform the QA Reports; the ongoing expenses in maintaining ScanSource’s legacy systems; and losses stemming from the delay in ScanSource’s achievement of the benefits it was supposed to secure through the Project.

130. As a result of Avanade’s fraud, Avanade should return to ScanSource the monies paid under the contract and be responsible for all consequential and punitive damages, which are necessary to deter it from committing fraud and inflicting damages on other companies in the future.

131. Avanade’s fraud entitles ScanSource to rescind the Implementation Agreement and to monetary damages in an amount to be determined by the trier of fact.

132. Given the circumstances alleged, and the nature of the Project, it would be unreasonable, if not impossible, for ScanSource to tender back any aspect of the implementation, including the incomplete software system installed by Avanade. ScanSource already has invested approximately $37 million in the Project since 2008, and has devoted thousands of personnel hours to the implementation of the new ERP system. Given ScanSource’s substantial investment in the Project and the consequences of having to start over with the implementation of a new software system, it would be impractical, unreasonable and inequitable to require ScanSource to tender back any aspect of the Project to Avanade.

COUNT TWO

NEGLIGENT MISREPRESENTATION

133. ScanSource repeats, realleges and incorporates the allegations contained in Paragraphs 1 – 132 as if fully set forth herein.

134. By virtue of its self-proclaimed status as an expert in implementing the Microsoft AX software, Avanade owed ScanSource a duty of care to provide ScanSource with accurate, truthful and complete information regarding both the Microsoft AX software to be licensed by ScanSource and Avanade’s qualifications and abilities to implement that software.

135. Avanade breached this duty by making representations to ScanSource that were materially false, incomplete or misleading at the time they were made, by failing to exercise reasonable care and competence in obtaining and communicating information to ScanSource and by failing to ensure that the information it provided to ScanSource was complete and accurate.

136. Avanade was fully aware that ScanSource had no experience in Microsoft AX software or in implementing a global ERP system, and knew that ScanSource was depending and relying upon Avanade to furnish the superior knowledge, expertise and experience necessary for a successful implementation. ScanSource reasonably relied upon Avanade’s misrepresentations concerning the qualifications and readiness of its personnel to perform the implementation and the suitability of the software to meet ScanSource’s business needs.

137. As a direct result of Avanade’s negligent misrepresentations, ScanSource sustained damages, including the following: the monies wasted on Avanade’s deficient work; the loss of the benefits ScanSource would have received had it obtained a software solution consistent with Avanade’s pre-contract representations; internal ScanSource costs in diverting ScanSource personnel to work on the Project and to perform Avanade’s contractual tasks; the costs paid to subcontractors to perform functions that were delayed by Avanade’s deficient project management; the costs in correcting deficiencies in Avanade’s work; the costs to perform work-arounds necessitated by system deficiencies; the costs to engage Accenture and Microsoft to perform the QA Reports; the ongoing expenses in maintaining ScanSource’s legacy systems; and losses stemming from the delay in ScanSource’s achievement of the benefits it was supposed to secure through the Project.

COUNT THREE

BREACH OF CONTRACT

138. ScanSource repeats, realleges and incorporates the allegations contained in Paragraphs 1 – 137 as if fully set forth herein.

139. ScanSource brings this claim for breach of contract against Avanade in the alternative to the claim for fraud set forth above.

140. Avanade has breached the Implementation Agreement by, among other things, failing to: provide ScanSource with consultants who had the requisite skills, experience and expertise to deliver and perform the Project; deliver a fully functional, global implementation of Microsoft AX software at ScanSource; implement a Microsoft AX software system at ScanSource with the required functionality, quality and performance characteristics that ScanSource contracted for – that is, a system able to meet ScanSource’s functional needs and operate its business processes; and deliver a fully functioning Microsoft AX system pursuant to the Project schedule and budget, without the massive delays and price increases caused by Avanade’s failures and incompetence.

141. As a direct result of Avanade’s breaches, ScanSource has sustained damages.

142. Avanade has also breached its express warranties that it perform its Service is a “good and workmanlike” manner, notwithstanding that ScanSource had provided Avanade with notice of its breach and a reasonable opportunity to cure.

143. Avanade’s services have not been performed consistently with generally accepted industry standards or in conformity with the Implementation Agreement. Each of these failures continues to cause damage to ScanSource.

144. ScanSource is entitled to all damages it has incurred and will incur as a result of Avanade’s breach of its obligations under the Implementation Agreement, including, but not limited to, reimbursement of all amounts paid to Avanade.

PRAYER

WHEREFORE, ScanSource respectfully requests that this Court enter judgment against Avanade and provide the following relief:

(1)	Rescinding the Implementation Agreement, and awarding ScanSource restitution damages necessary to accomplish full justice and restore ScanSource to the same position it was in prior to Avanade’s fraud;

(2)	In the alternative, awarding ScanSource actual, indirect, economic, consequential and compensatory damages in an amount to be determined by the trier of fact;

(3)	Awarding ScanSource punitive damages in an amount to be determined by the trier of fact;

(4)	Awarding ScanSource pre-judgment and post-judgment interest at the highest rate(s) provided by law; and

(5)	Awarding ScanSource such other and further relief, at law and in equity, to which it may be entitled.

JURY TRIAL DEMANDED

ScanSource hereby requests a trial by jury as to all claims in this action.

Dated: January 2, 2013

KASOWITZ, BENSON, TORRES & FRIEDMAN LLP

By:	s/ Andrew A. Davenport, Esq.

Mark P. Ressler (Pro Hac Vice application pending)
R. Tali Epstein (Pro Hac Vice application pending)
Andrew A. Davenport (GA Bar No. 205935)
Attorneys for Plaintiffs
Kasowitz, Benson, Torres & Friedman LLP

1349 West Peachtree Street, N.W.
Suite 1500
Atlanta, Georgia 30309
Telephone: (404) 260-6106
Email: adavenport@kasowitz.com

-and-

1633 Broadway
New York, NY 10019
Telephone: (212) 506-1700
Email:	mressler@kasowitz.com
tepstein@kasowitz.com

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